UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2020

PHATHOM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39094	82-4151574
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Campus Drive, Suite 102

Florham Park, New Jersey 07932

(Address of principal executive offices) (Zip Code)

(877) 742-8466

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHAT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

On December 14, 2020, the Company announced plans to expand its vonoprazan development program into non-erosive reflux disease (“NERD”). NERD is a major subcategory of gastroesophageal reflux disease (“GERD”) and is characterized by reflux-related symptoms in the absence of esophageal mucosal erosions. There are over 65 million U.S. patients living with GERD and it is estimated that approximately seventy percent of this population have NERD.

The vonoprazan NERD development program is expected to evaluate vonoprazan in clinical trials that have the potential to offer patients increased dosing regimen flexibility in the management of their NERD symptoms as compared to many current U.S. treatments. The NERD development program plan is expected to include the evaluation of both vonoprazan continuous and on-demand dosing regimens. As a next step in its NERD development program, the Company anticipates initiating a Phase 2 clinical trial in mid-2021 to evaluate various doses of vonoprazan as an on-demand therapy for patients with NERD.

The NERD development program would mark the Company’s third clinical program evaluating vonoprazan. The Company is also conducting two pivotal Phase 3 trials to support regulatory submissions in other disease areas. Last month, the Company completed patient enrollment in PHALCON-EE, a pivotal trial evaluating vonoprazan for both the healing and maintenance of healing of erosive esophagitis as well as the relief of heartburn. Enrollment is currently ongoing for PHALCON-HP, another pivotal trial evaluating vonoprazan in combination with antibiotics for the eradication of H. pylori infection. The Company expects to complete enrollment in PHALCON-HP in January 2021 with topline results expected in the second quarter of 2021. PHALCON-EE topline results are expected in the second half of 2021.

Forward Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding when the Company expects to commence its Phase 2 clinical trial of vonoprazan in NERD, when the Company expects to complete enrollment of patients in its PHALCON-HP Phase 3 clinical trial; and the expected availability of topline results from the PHALCON-EE and PHALCON-HP Phase 3 clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the Company has discretion whether to pursuant the NERD development program and may choose to delay or cancel its planned development program in NERD based on, among other things, further discussions with the FDA; the rate of patient enrollment and drop-outs in PHALCON-EE and PHALCON-HP due to the COVID-19 pandemic is highly uncertain due to factors outside the Company’s control; potential additional delays in the commencement, enrollment and completion of clinical trials; patients already enrolled in PHALCON-EE and PHALCON-HP may not complete the clinical trials or public health conditions and governmental restrictions may lead the Company to stopping such trials all together, which may adversely impact the Company’s trial results and development plans; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the Company’s ability to obtain and maintain intellectual property protection for vonoprazan; the Company’s ability to comply with its license agreement with Takeda; our ability to maintain undisrupted business operations due to the ongoing spread of the COVID-19 coronavirus, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain, and other risks described in the Company’s prior filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHATHOM PHARMACEUTICALS, INC.

Date: December 14, 2020	By:	/s/ Larry Miller
Larry Miller
General Counsel and Secretary